Exhibit 99.1

Red Robin Gourmet Burgers Reports Earnings for the Fiscal Third Quarter 2008,
Updates Earnings Guidance for Fiscal Year 2008

Greenwood Village, Colo. — (BUSINESS WIRE) — November 6, 2008 —Red Robin Gourmet Burgers, Inc., (NASDAQ: RRGB), a casual dining restaurant chain focused on serving an innovative selection of high-quality gourmet burgers in a family-friendly atmosphere, today reported financial results for the twelve and forty weeks ended October 5, 2008, and updated the Company’s earnings guidance for fiscal year 2008.

Financial and Operational Highlights

Highlights for the twelve weeks ended October 5, 2008, compared to the twelve weeks ended October 7, 2007, are as follows:

•                  Total revenues increased 10.6% to $208.6 million.

•                  Restaurant revenue increased 10.8% to $205.3 million.

•                  Company-owned comparable restaurant sales decreased 2.2%.

•                  Restaurant-level operating profit was 18.5% or $38.1 million.

•                  GAAP diluted earnings per share were $0.40, which included $0.05 per diluted share after tax of asset impairment charges vs. GAAP diluted earnings per share of $0.49 last year, which included a charge of $0.01 per diluted share after tax for reacquired franchise costs associated with one acquired franchised location in California.

•                  A total of 13 new Red Robin® restaurants, 10 company-owned and 3 franchised locations were opened during the twelve-week period.

Highlights for the forty weeks ended October 5, 2008, compared to the forty weeks ended October 7, 2007, are as follows:

•                  Total revenues increased 15.7% to $670.6 million.

•                  Restaurant revenue increased 16.2% to $659.1 million.

•                  Company-owned comparable restaurant sales increased 0.6%.

•                  Restaurant-level operating profit was 18.8% or $123.8 million.

•                  GAAP diluted earnings per share were $1.31, which included $0.04 per diluted share after tax of asset impairment charges, $0.02 per diluted share after tax of reacquired franchise costs and $0.01 per diluted share after tax of acquisition-related integration costs vs. GAAP diluted earnings per share of $1.22 last year, which included a charge of $0.08 per diluted share after tax for reacquired franchise costs, a charge of $0.01 per diluted share after tax for acquisition related integration expenses and $0.07 per diluted share after tax in legal settlement expense.

•                  A total of 34 new Red Robin restaurants, 27 company-owned and 7 franchised locations were opened during the forty-week period.

As of the end of the fiscal third quarter of 2008, there were a total of 417 Red Robin restaurants in North America, including 291 company-owned and 126 franchised Red Robin restaurants.

“The third quarter of 2008 was unusually challenging for Red Robin and for the casual dining industry as a whole. The shock effect of the financial crisis in the capital markets intensified pressure on consumers who were already feeling the pressure of higher energy, food and other costs. These events have caused us, and many restaurant operators, to re-assess business and operating plans.  While it is still a very difficult operating environment, we will remain focused on the things we can control, such as our continued efforts to grow sales, increase restaurant operating efficiencies, maintain our financial flexibility, streamline development costs and build the Red Robin brand.  Leveraging the strength of our Team Member talent, great gourmet burgers, and the excellent service we offer our Guests will help us manage through this difficult period,” said Dennis B. Mullen, chairman and chief executive officer.

Fiscal Third Quarter 2008 Results

Comparable restaurant sales decreased 2.2% for company-owned restaurants in the fiscal third quarter of 2008, compared to an increase of 4.8% in the fiscal third quarter of 2007, driven by a 3.8% increase in the average guest check which was more than offset by a 6.0% decrease in guest counts.  Average weekly comparable sales for company-owned restaurants were $62,182 for the 233 comparable restaurants in the fiscal third quarter of 2008 compared to $64,909 for the 184 comparable restaurants in the fiscal third quarter of 2007.  Average weekly sales for the 44 non-comparable company-owned restaurants were $56,111 in the fiscal third quarter of 2008, compared to $59,299 for the 46 non-comparable restaurants in the fiscal third quarter a year ago.

Total Company revenues, which include company-owned restaurant sales and franchise royalties and fees, increased 10.6% to $208.6 million in the fiscal third quarter of 2008, versus $188.7 million last year.  Franchise royalties and fees decreased 3.6% to $3.3 million in the fiscal third quarter of 2008, compared to $3.4 million in the same period a year ago.  Franchise royalties in the fiscal third quarter 2007 included $384,000 from royalties attributed to the 15 restaurants in Wisconsin, Minnesota, Indiana and New Jersey that were acquired by the Company in the fiscal second quarter of 2008.

For the fiscal third quarter of 2008, the Company’s U.S. franchise restaurant sales of $71.6 million decreased 8.1% compared to $78.0 million in the prior year period. The fiscal third quarter of 2007 included $9.4 million in revenues from the 15 franchised restaurants acquired in the fiscal second quarter of 2008.  Comparable sales in the fiscal third quarter of 2008 for franchise restaurants in the U.S. decreased 2.9% and for franchise restaurants in Canada increased 1.9% compared to the fiscal third quarter of 2007.  Average weekly sales in the fiscal third quarter of 2008 for the Company’s comparable franchise restaurants were $56,749 in the U.S. versus $57,295 for the same period the prior year, and C$53,008 in Canada versus C$52,002 in the same period last year.  Canadian results are in Canadian dollars.

Restaurant-level operating profit margins at company-owned restaurants were 18.5% in the fiscal third quarter of 2008, compared to 20.3% in the fiscal third quarter of 2007.  Fiscal third quarter 2008 restaurant-level operating profit margins were negatively impacted by higher food cost as well as higher occupancy and operating costs, principally contributions to the national marketing fund.  These increases were partially offset by lower labor costs.

The Company’s restaurant-level operating profit metric does not represent income from operations or net income calculated in accordance with generally accepted accounting principles (“GAAP”). Schedule I of this earnings release reconciles restaurant-level operating profit to income from operations and net income for all periods presented.

General and administrative expense was $15.7 million in the fiscal third quarter of 2008 and $14.8 million in the fiscal third quarter of 2007, which were 7.5% and 7.8% of total revenue, respectively.  Included in the third quarter 2007 general and administrative expense was $1.5 million, or 0.8% of total revenue, of accrued performance-based bonus expense compared to a reversal of $615,000, or 0.3% of total revenue, of performance-based bonus expense in the third quarter 2008. Also included in fiscal third quarter 2008 general and administrative expense was $1.5 million of expenditures related to the Company’s national advertising fund, compared to $1.0 million in the same period last year.

Interest expense was $2.0 million in the fiscal third quarter of 2008 and $2.5 million in the fiscal third quarter of 2007.  The decrease is primarily from a lower average quarterly interest rate of 3.9% compared to 6.8% in the prior year offset by additional borrowings under the Company’s credit facilities related to the franchise acquisitions and share repurchases during the second quarter 2008.

During the fiscal third quarter 2008, the Company determined that 2 restaurants were impaired based on a review of each restaurant’s past, present and projected operating performance.  The carrying value of each restaurant’s assets was compared to the fair value of those assets, resulting in a $0.9 million asset impairment charge, or a $0.05 impact after tax on diluted earnings per share.

Net income for the fiscal third quarter of 2008 was $6.2 million or $0.40 per diluted share, which included the $0.05 per diluted share after tax of asset impairment charges, compared to net income of $8.2 million, or $0.49 per diluted share, in the fiscal third quarter of 2007.  Net income for the fiscal third quarter of 2007 included $0.2 million in pre-tax reacquired franchise costs, or $0.01 per diluted share after tax.

Schedule II of this earnings release reconciles the impact on the net income and diluted earnings per share as reported on a GAAP basis in the fiscal third quarter of 2008 and 2007 to adjusted amounts excluding certain asset impairment charges and acquisition costs.

Year to Date Results

Comparable restaurant sales increased 0.6% for company-owned restaurants in the forty weeks ended October 5, 2008, over the year ago comparable period, driven by a 4.0% increase in the average guest check, largely offset by a 3.4% decrease in guest counts.  Average weekly comparable sales for company-owned restaurants were $63,852 for the restaurants in the comparable base in the first forty weeks of 2008 compared to $64,459 for the restaurants in the comparable base in the first forty weeks a year ago.  Average weekly sales for the company-owned restaurants in the non-comparable base were $55,776 in the first forty weeks of 2008 compared to $57,306 for the company-owned restaurants in the non-comparable base in the first forty weeks a year ago.

Total Company revenues, which include company-owned restaurant sales and franchise royalties and fees, increased 15.7% to $670.6 million for the forty weeks ended October 5, 2008, compared to $579.6 million for the forty weeks ended October 7, 2007.  The Company’s franchise royalties and fees decreased 8.0% to $11.4 million, compared to $12.3 million in the comparable period a year ago.  Franchise royalties in the forty weeks ended October 7, 2007 included $1.3 million from royalties attributed to the 2008 acquired restaurants in Wisconsin, Minnesota, Indiana and New Jersey, and from the 2007 acquired restaurants in California.

For the forty weeks ended October 5, 2008, Red Robin’s franchise system reported a 9.7% decrease in total U.S. franchise restaurant sales to $252.5 million, compared to $279.5 million in the forty weeks ended October 7, 2007.  U.S. franchise sales during the comparable period in 2007 included $57.5 million in revenues from the 2007 acquired restaurants in California and the 15 restaurants acquired in the fiscal second quarter 2008.  Comparable sales in the forty-week period for franchise restaurants in the U.S. increased 0.2% and franchise restaurants in Canada increased 4.5%, over the year ago comparable period.  Average weekly sales for Red Robin’s comparable franchise restaurants were $57,229 in the U.S. versus $57,448 for the comparable period last year, and C$52,316 in Canada versus C$50,049 for the comparable period last year.  Canadian results are in Canadian dollars.

Restaurant-level operating profit margin was 18.8% for the first forty weeks of 2008, compared to 20.2% for the comparable period of 2007.

The Company’s restaurant-level operating profit metric does not represent income from operations or net income calculated in accordance with generally accepted accounting principles (“GAAP”). Schedule I of this earnings release reconciles restaurant-level operating profit to income from operations and net income for all periods presented.

General and administrative expense was $52.6 million for the first forty weeks of 2008, compared to $47.8 million for the same period of 2007, which were 7.8% and 8.2% of total revenue, respectively.  Included in the general and administrative expense in the first forty weeks of 2008 was $1.2 million, or 0.2% of total revenue, of accrued performance-based bonus expense, compared to $4.0 million, or 0.7% of total revenue in the first forty weeks of 2007. Also included in general and administrative expense in the first forty weeks of 2008 was $2.0 million of expenditures related to the Company’s national advertising fund, compared to $1.6 million in the same period last year.

Net income for the forty weeks ended October 5, 2008 was $21.3 million or $1.31 per diluted share, compared to net income of $20.6 million or $1.22 per diluted share in the prior year period.  Net income for the first forty weeks of 2008 included $0.04 per diluted share after tax for asset impairment charges, as well as a charge of $0.03 per diluted share after tax for reacquired franchise costs and acquisition integration expenses.  Net income for the first forty weeks of 2007 included a one-time charge of $0.08 per diluted share after tax relating to reacquired franchise costs, general and administrative expenses of $0.01 per diluted share after tax related to the integration of the acquisition and legal settlement expenses of $0.07 per diluted share after tax.

Schedule II of this earnings release reconciles the impact on the net income and diluted earnings per share as reported on a GAAP basis year to date through the fiscal third quarter of 2008 and 2007 to adjusted amounts excluding certain asset impairment charges,  acquisition costs and legal settlement expenses.

Outlook

For the fiscal fourth quarter of 2008, which is a twelve-week period, the Company expects to open the last 4 of the 31 new company-owned restaurants planned for fiscal 2008, and franchisees are expected to open the last 3 of the 10 new franchised restaurants planned for fiscal 2008.  Three new company-owned and 1 new franchised restaurants have already opened during the fiscal fourth quarter of 2008.  Ten new company-owned restaurants are under construction, including the Company’s final new restaurant opening for fiscal 2008 scheduled to open on November 10, 2008, and 9 restaurants scheduled to open in fiscal 2009.  The Company expects to open up to 20 new company-owned restaurants in fiscal 2009.  Five new franchise restaurants are currently under construction, including the 2 remaining openings planned in the fiscal fourth quarter of 2008 and 3 franchised restaurants scheduled to open in fiscal 2009.

For the full year of fiscal 2008, which is a 52-week year, the Company now expects revenues of $868 million to $873 million and net income of $1.65 to $1.75 per diluted share on a GAAP basis.  These updated projected fiscal year 2008 results are also based upon certain assumptions, including an expected comparable restaurant sales decrease of approximately 0.5% to 1%.  The fiscal year 2008 financial guidance includes $0.03 per diluted share after tax for franchise acquisition-related expenses recorded in the fiscal second quarter of 2008, $0.04 per diluted share after tax for asset impairment charges recorded in the fiscal third quarter of 2008, as well as the effect of completed stock repurchases.

Investor Conference Call and Webcast

Red Robin will host an investor conference call to discuss its fiscal third quarter 2008 results today at 5:00 p.m. ET. The conference call number is (888) 245-0962.  To access the webcast, please visit www.redrobin.com and select the “Investors” link from the menu. The quarterly financial information that we intend to discuss during the conference call is included in this press release and will be available on the “Investors” link of the Company’s website at www.redrobin.com following the conference call.

About Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB)

Red Robin Gourmet Burgers, Inc. (www.redrobin.com), a casual dining restaurant chain founded in 1969 that operates through its wholly-owned subsidiary, Red Robin International, Inc., serves up wholesome, fun, feel-good experiences in a kid- and family-friendly environment.  Red Robin® restaurants are famous for serving more than two dozen insanely delicious, high-quality gourmet burgers in a variety of recipes with Bottomless Steak Fries®, as well as salads, soups, appetizers, entrees, desserts, and signature Mad Mixology® Beverages.  There are more than 400 Red Robin® restaurants located across the United States and Canada, including corporate-owned locations and those operating under franchise agreements.

Forward-Looking Statements:

Certain information and statements contained in this press release, including those under the heading “Outlook,” are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements include statements regarding our expectations, beliefs, intentions, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. These statements may be identified, without limitation, by the use of forward-looking terminology such as “assumptions,” “believes,” “continue,” “expects,” “guidance,” “plan,” “potential,” “projected,” “updates,” “will” or comparable terms or the negative thereof. All forward-looking statements included in this press release are based on information available to the Company on the date hereof. Such statements speak only as of the date hereof and we undertake no obligation to update any such statement to reflect events or circumstances arising after the date hereof. These statements are based on assumptions believed by us to be reasonable, and involve known and unknown risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: the downturn in general economic conditions including severe volatility in financial markets and decreasing consumer confidence, resulting in changes in consumer preferences, or consumer discretionary spending;  potential fluctuation in our quarterly operating results due to economic conditions, seasonality and other factors; potential negative impact of the fluctuation of our stock price on our results and financial position; changes in availability of capital or credit facility borrowings to us and to our franchisees; the adequacy of cash flows generated by our business to fund operations and growth opportunities; our ability to achieve and manage our planned expansion, including both in new markets and existing markets; changes in the cost and availability of building materials and restaurant supplies; the concentration of our restaurants in the Western United States and the associated disproportionate impact of macroeconomic factors; changes in the availability and costs of food; changes in labor and energy costs and changes in the ability of our vendors to meet our supply requirements; labor shortages, particularly in new markets; the effectiveness of our initiative to normalize new restaurant operations; lack of awareness of our brand in new markets; the effectiveness of our advertising strategy; higher percentage of operating weeks from non-comparable restaurants; concentration of less mature restaurants in the comparable restaurant base which impacts profitability; our ability to successfully integrate the acquired franchise restaurants; the ability of our franchisees to open and manage new restaurants; the effect of increased competition in the casual dining market; health concerns about our food products and food preparation; our ability to protect our intellectual property and  proprietary information; the impact of federal, state or local government regulations relating to our team members or the sale of food or alcoholic beverages; our franchisees’ adherence to our practices, policies and procedures;  and other risk factors described from time to time in the Company’s 10-Q and 10-K filings with the SEC.

For further information contact:

ICR

Don Duffy/Raphael Gross

203-682-8200

RED ROBIN GOURMET BURGERS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)
(Unaudited)

	October 5, 2008	December 30, 2007
Assets:
Current Assets:
Cash and cash equivalents	$6,033	$12,914
Accounts receivable, net	9,498	4,751
Inventories	12,715	10,367
Prepaid expenses and other current assets	7,450	9,246
Income tax receivable	473	4,760
Deferred tax asset	3,159	3,159
Restricted current assets—marketing funds	4,539	2,095
Total current assets	43,867	47,292
Property and equipment, net	432,151	399,270
Goodwill	61,265	56,299
Intangible assets, net	56,075	41,059
Other assets, net	4,639	4,869
Total assets	$597,997	$548,789

Liabilities and Stockholders’ Equity:
Current Liabilities:
Trade accounts payable	$13,075	$9,263
Construction related payables	9,737	13,416
Accrued payroll and payroll related liabilities	25,402	29,146
Unredeemed gift certificates	7,436	10,789
Accrued liabilities	20,932	19,404
Accrued liabilities—marketing funds	4,539	2,095
Current portion of term loan notes payable	13,125	11,250
Current portion of long-term debt and capital lease obligations	650	558
Total current liabilities	94,896	95,921
Deferred rent	25,188	21,728
Long-term portion of term loan notes payable	122,763	133,125
Other long-term debt and capital lease obligations	87,464	8,813
Other non-current liabilities	4,180	4,760
Total liabilities	334,491	264,347
Commitments and contingencies

Stockholders’ Equity:
Common stock; $0.001 par value: 30,000,000 shares authorized; 16,954,205 and 16,793,057 shares issued; 15,461,925 and 16,793,057 shares outstanding	17	17
Preferred stock, $0.001 par value: 3,000,000 shares authorized; no shares issued and outstanding	—	—
Treasury stock, 1,492,280 and 11,517 shares, at cost	(50,125)	(83)
Paid-in capital	164,335	156,928
Accumulated other comprehensive income, net of tax	356	—
Retained earnings	148,923	127,580
Total stockholders’ equity	263,506	284,442
Total liabilities and stockholders’ equity	$597,997	$548,789

RED ROBIN GOURMET BURGERS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)
(Unaudited)

	Twelve Weeks Ended		Forty Weeks Ended
	October 5, 2008	October 7, 2007	October 5, 2008	October 7, 2007

Revenues:
Restaurant revenue	$205,286	$185,239	$659,086	$567,161
Franchise royalties and fees	3,299	3,422	11,367	12,349
Rent revenue	53	37	166	125
Total revenues	208,638	188,698	670,619	579,635

Costs and expenses:
Restaurant operating costs:
Cost of sales	48,705	42,345	156,558	130,079
Labor	68,300	63,272	222,395	194,455
Operating	36,236	30,589	113,139	93,344
Occupancy	13,977	11,347	43,195	34,943
Depreciation and amortization	12,248	10,660	38,777	32,819
General and administrative	15,659	14,786	52,588	47,762
Pre-opening costs	2,661	1,105	7,265	6,184
Asset impairment charge	928	—	928	—
Reacquired franchise and other acquisition costs	—	209	451	1,821
Legal settlement	—	—	—	1,653
Total costs and expenses	198,714	174,313	635,296	543,060

Income from operations	9,924	14,385	35,323	36,575
Other expense (income):
Interest expense, net	2,045	2,545	6,104	6,762
Other	7	(4)	(18)	15
Total other expenses	2,052	2,541	6,086	6,777

Income before income taxes	7,872	11,844	29,237	29,798
Provision for income taxes	1,698	3,671	7,894	9,237
Net income	$6,174	$8,173	$21,343	$20,561
Earnings per share:
Basic	$0.40	$0.49	$1.32	$1.24
Diluted	$0.40	$0.49	$1.31	$1.22
Weighted average shares outstanding:
Basic	15,303	16,666	16,113	16,635
Diluted	15,415	16,843	16,251	16,806

RED ROBIN GOURMET BURGERS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)
(Unaudited)

	Forty Weeks Ended
	October 5, 2008	October 7, 2007
Cash Flows From Operating Activities:
Net income	$21,343	$20,561
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	38,777	32,819
Stock-based compensation expense	5,361	5,321
Asset impairment charge	928	—
Other, net	231	310
Changes in operating assets and liabilities	219	12,355
Cash provided by operating activities	66,859	71,366

Cash Flows From Investing Activities:
Changes in marketing fund restricted cash	81	(420)
Acquisition of franchise restaurants, net of cash acquired of $55 and $35, respectively	(30,389)	(48,963)
Purchases of property and equipment	(65,223)	(59,614)
Cash used in investing activities	(95,531)	(108,997)

Cash Flows From Financing Activities:
Borrowings of long-term debt	135,900	166,000
Payments of long-term debt	(65,387)	(118,569)
Purchase of treasury stock	(50,042)	—
Proceeds from exercise of stock options and employee stock purchase plan	1,456	1,873
Excess tax benefit related to exercise of stock options	278	573
Debt issuance costs	—	(594)
Payments of other debt and capital lease obligations	(414)	(4,712)
Cash provided by financing activities	21,791	44,571

Net change in cash and cash equivalents	(6,881)	6,940
Cash and cash equivalents, beginning of period	12,914	2,762
Cash and cash equivalents, end of period	$6,033	$9,702

Supplemental Disclosure of Cash Flow Information:
Income taxes paid	$4,216	$9,614
Interest paid, net of amounts capitalized	5,959	7,362

Supplemental Disclosure of Non-Cash Items:
Capital lease obligations incurred for equipment purchases	$156	$—
Accrued purchase price of franchise restaurants	—	643
Unrealized gain on cash flow hedge, net of tax	356	—

Schedule I

Reconciliation of Non-GAAP Restaurant-Level Operating Profit to Income

from Operations and Net Income

(In thousands, except percentage data)

The Company defines restaurant-level operating profit to be restaurant revenues minus restaurant-level operating costs, excluding restaurant closures and impairment costs in the event closure or impairment charges are incurred. It does not include general and administrative costs, depreciation and amortization, franchise development costs, pre-opening costs, reacquired franchise costs and legal settlements. The Company believes that restaurant-level operating profit is an important measure of financial performance because it is widely regarded in the restaurant industry as a useful metric by which to evaluate restaurant-level operating efficiency and performance. The Company excludes restaurant closure costs as they do not represent a component of the efficiency of continuing operations. Restaurant impairment costs are excluded, because, similar to depreciation and amortization, they represent a non-cash charge for the Company’s investment in its restaurants and not a component of the efficiency of restaurant operations. Restaurant-level operating profit is not a measurement determined in accordance with generally accepted accounting principles (“GAAP”) and should not be considered in isolation, or as an alternative, to income from operations or net income as indicators of financial performance. Restaurant-level operating profit as presented may not be comparable to other similarly titled measures of other companies. The table below sets forth certain unaudited information for the twelve and forty weeks ended October 5, 2008 and October 7, 2007, expressed as a percentage of total revenues, except for the components of restaurant operating costs, which are expressed as a percentage of restaurant revenues.

	Twelve Weeks Ended				Forty Weeks Ended
	October 5, 2008		October 7, 2007		October 5, 2008		October 7, 2007

Restaurant revenues	$205,286	98.4%	$185,239	98.2%	$659,086	98.3%	$567,161	97.9%
Restaurant operating costs:
Cost of sales	48,705	23.7	42,345	22.9	156,558	23.8	130,079	22.9
Labor.	68,300	33.3	63,272	34.2	222,395	33.7	194,455	34.3
Operating	36,236	17.7	30,589	16.5	113,139	17.2	93,344	16.5
Occupancy	13,977	6.8	11,347	6.1	43,195	6.6	34,943	6.2
Restaurant-level operating profit	38,068	18.5	37,686	20.3	123,799	18.8	114,340	20.2

Add — other revenues	3,352	1.6	3,459	1.8	11,533	1.7	12,474	2.2
Deduct — other operating:
Depreciation and amortization	12,248	5.9	10,660	5.6	38,777	5.8	32,819	5.7
General and administrative	15,659	7.5	14,786	7.8	52,588	7.8	47,762	8.2
Pre-opening costs	2,661	1.3	1,105	0.6	7,265	1.1	6,184	1.1
Asset impairment charge	928	0.4	—	—	928	0.1	—	—
Reacquired franchise rights and other acquisition costs	—	—	209	0.1	451	0.1	1,821	0.3
Legal settlement	—	—	—	—	—	—	1,653	0.3
Total other operating	31,496	15.1	26,760	14.1	100,009	14.9	90,239	15.6

Income from operations	9,924	4.8	14,385	7.6	35,323	5.3	36,575	6.3

Total other expenses	2,052	1.0	2,541	1.3	6,086	0.9	6,777	1.2
Provision for income taxes	1,698	0.8	3,671	1.9	7,894	1.2	9,237	1.6
Total other	3,750	1.8	6,212	3.3	13,980	2.1	16,014	2.8

Net income	$6,174	3.0%	$8,173	4.3%	$21,343	3.2%	$20,561	3.5%

Certain percentage amounts in the table above do not sum due to rounding as well as the fact that restaurant operating costs are expressed as a percentage of restaurant revenues, as opposed to total revenues.

Schedule II

Reconciliation of Non-GAAP Results to GAAP Results

(In thousands, except per share and percentage data)

In addition to the results provided in accordance with Generally Accepted Accounting Principles (“GAAP”) throughout this press release, the Company has provided non-GAAP measurements which present the twelve and forty week periods ended October 5, 2008, year-over-year change in net income and diluted net income per share, the reacquired franchise costs and other acquisition related costs, the asset impairment charge, the legal settlement expense and  acquisition-related integration costs incurred during the twelve and forty weeks ended October 5, 2008 and October 7, 2007, as described previously.  The non-GAAP measurements are intended to supplement the presentation of the Company’s financial results in accordance with GAAP.  The Company believes that the presentation of these items provides additional information to facilitate the comparison of past and present financial results.

	Twelve Weeks Ended				Year Over Year
	October 5, 2008		October 7, 2007		Percentage Change
	Net Income	Diluted EPS	Net Income	Diluted EPS	Net Income	Diluted EPS
Reported	$6,174	$0.40	$8,173	$0.49	(24.5)%	(18.4)%
After-tax impact of:
Asset impairment charge	728	0.05	—	—
Reacquired franchise and other acquisition costs	—	—	144	0.01
Acquisition-related integration costs	7	—	28	—
Adjusted	$6,909	$0.45	$8,345	$0.50	(17.2)%	(10.6)%

	Forty Weeks Ended				Year Over Year
	October 5, 2008		October 7, 2007		Percentage Change
	Net Income	Diluted EPS	Net Income	Diluted EPS	Net Income	Diluted EPS
Reported	$21,343	$1.31	$20,561	$1.22	3.8%	7.4%
After-tax impact of:
Asset impairment charge	677	0.04	—	—
Reacquired franchise and other acquisition costs	329	0.02	1,256	0.08
Legal settlement	—	—	1,141	0.07
Acquisition-related integration costs	192	0.01	184	0.01
Adjusted	$22,541	$1.38	$23,142	$1.38	(2.6)%	—